UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): January 22, 2008
CELEBRATE EXPRESS, INC.
(Exact name of Registrant as specified in its charter)

Washington	000-50973	91-1644428
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
11232 – 120th Avenue NE
Kirkland, Washington  98033
(Address of principal executive offices and Zip Code)
Registrant’s telephone number, including area code: (425) 250-1061

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
     On January 22, 2008, Celebrate Express, Inc. (the “Company”) announced the appointment of Mr. Kristopher S. Galvin as Chief Financial Officer. Mr. Galvin will start his employment with the Company on January 29, 2008.
     Prior to joining the Company, Mr. Galvin, age 54, served as the Chief Financial Officer for Tully’s Coffee Corporation, a retailer and roaster of premium coffee, since 2002. From 1995 to 2001, Mr. Galvin held positions at eFunds Corporation, a provider of integrated information and payment solutions, including most recently as Vice President of Product Management, Retail in 2001 and as divisional Senior Vice President, Finance and Operations from 1995 to 2000. Prior to joining eFunds Corporation, Mr. Galvin held various financial positions at Ballard Computer, Inc., Seattle Lighting Fixture Co., Pay’n Save, Inc., and Price Waterhouse (now PricewaterhouseCoopers International Limited). Mr. Galvin holds a Bachelors of Arts in Business Administration (Accounting) from the University of Washington and earned certification as a Certified Public Accountant in the state of Washington.
     Under the terms of an employment offer letter, the Company agreed to pay Mr. Galvin an annual base salary of $210,000 and an annual bonus of up to 25% of his salary. The Company also agreed to grant to Mr. Galvin stock options under the Company’s 2004 Amended and Restated Equity Incentive Plan to purchase 30,000 shares of the Company’s common stock, which will vest over a period of 4 years from the date of grant. Mr. Galvin’s employment is at-will and the Company does not expect to enter into an employment agreement with him.
Item 9.01 Financial Statements and Exhibits
     (d) Exhibits.

Exhibit	Description

99.1	Press Release, dated January 22, 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 22, 2008	CELEBRATE EXPRESS, INC.
	By:	/s/ Kevin A. Green
Kevin A. Green
Chief Executive Officer and President